EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Diagnostic Imaging International Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Diagnostic Imaging International Corp. of our report dated May 8, 2008, relating to the balance sheet as of December 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, which appear in the December 31, 2007 Annual Report on Form 10-KSB of Diagnostic Imaging International Corp.

/s/ Robnett & Company LP

Robnett & Company LP

Austin, Texas

October 8, 2008